EXHIBIT 5.1

[Letterhead of]
SNR Denton US LLP
Two World Financial Center
225 Liberty Street
New York, NY 10281-2699 USA

October 8, 2010

TurboSonic Technologies, Inc
550 Parkside Drive, Suite A-14
Waterloo, Ontario N2L 5V4 Canada

Re:	Registration Statement on Form S1 File No. 333-169626

Ladies and Gentlemen:

We have acted as counsel for TurboSonic Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1, as may be amended from time to time (the “Registration Statement”), as filed on September 29, 2010 with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to stockholders of the Company in connection with the distribution by the Company to its stockholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase up to 5,000,000 shares (the “Rights Shares”) of common stock, par value $0.10 per share (the “Common Stock”), of the Company (the “Rights Offering”). The Registration Statement relates to the Rights and the Rights Shares that may be issued and sold by the Company upon exercise of the Rights. The Rights and the Rights Shares are collectively referred to herein as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement, as amended to the date hereof, and the Company Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System to the SEC printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon certificates and oral or written statements and other information obtained from the Company. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon:

          1. The Certificate of Incorporation of the Company, as amended to the date hereof;

          2. The Amended and Restated By-Laws of the Company;

          3. Certain resolutions adopted by the board of directors of the Company relating to the registration of the Securities, the terms of the Rights Offering and related matters;

          4. A specimen certificate representing the Common Stock;

          5. A specimen certificate representing the Rights; and

          6. Such other documents as we have considered appropriate for the purposes of this opinion.

          Items 1 to 6 above are referred to in this letter as the “Company Documents.”

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein and with respect to parties other than the Company) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.
The Rights have been duly authorized and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.
The Rights Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of Rights as contemplated in the Prospectus, the Rights Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial decisions interpreting same) and does not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the SEC thereunder.

Very truly yours, /s/ SNR Denton US LLP